Exhibit 99.1

       ISS and Glass Lewis Recommend Approval of ITT/EDO Merger


    NEW YORK--(BUSINESS WIRE)--Dec. 10, 2007--Institutional
Shareholder Services (ISS) and Glass Lewis, two leading independent proxy advisory firms, have recommended that shareholders of EDO
Corporation (NYSE: EDO) vote for the merger with ITT Corporation
(NYSE: ITT). Both advisory firms concluded that the financial terms of the merger were fair to EDO's shareholders.

    "I believe that the decisions of these independent experts confirm the carefully-considered view of our board of directors that this transaction is in the best interest of our shareholders," said James
M. Smith, EDO's chief executive officer. "Combined, EDO and ITT will create an exciting company, with new opportunities for our customers and employees. I urge all of our shareholders to vote for the merger."

    The special meeting of shareholders is scheduled for Tuesday, December 18, at 10:00 a.m. in New York City. Shareholders who need a copy of the proxy materials may contact our proxy solicitation agent, Georgeson, toll free at 877-255-0125.

    EDO Corporation designs and manufactures a diverse range of products for aerospace, defense, intelligence, and commercial markets. Major product groups include: Professional and Engineering Services, Defense Electronics, Communications, Aircraft Armament Systems, Undersea Warfare, and Integrated Composite Structures. EDO's advanced systems are at the core of the transformation to lighter, faster, and smarter defense capabilities.

    With headquarters in New York, EDO Corporation employs 4,000 people worldwide. The company was founded in 1925 and had revenues of $715 million in 2006.

    Disclaimer

    This communication is being made in respect of the proposed merger involving EDO and ITT Corporation. In connection with the proposed merger, EDO filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the "SEC"), a copy of which was mailed to the shareholders of EDO. Before making any voting decision, EDO'S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED BY EDO WITH THE SEC REGARDING THE MERGER CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. EDO's shareholders may obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC's Web site at www.sec.gov. EDO's shareholders may obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to EDO Corporation, 60 East 42nd Street, 42nd Floor, New York, NY 10165, telephone: 212-716-2000, or from EDO's Web site, www.edocorp.com.

    EDO and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EDO's shareholders with respect to the proposed merger. Information regarding EDO's directors and executive officers and their ownership of EDO common stock is set forth in EDO's annual report on Form 10-K for the fiscal year ended December 31, 2006, which was filed on March 8, 2007, and EDO's proxy statement for EDO's 2007 Annual Meeting of Shareholders, which was filed on April 30, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, in the proposed merger is contained in the definitive proxy statement and other relevant documents filed with the SEC regarding the proposed merger.

    CONTACT: EDO Corporation
             William A. Walkowiak, CFA, 212-716-2038
             Vice President of Investor Relations
             ir@edocorp.com
             or
             Sara Banda, 212-716-2071
             Media Relations
             media@edocorp.com